Rocket Companies Announces First Quarter Results

•Grew revenue, net to $4.6 billion, up 236% year-over-year
•Increased Adjusted Revenue to $4.0 billion, up 91% year-over-year1
•Grew net income to $2.8 billion, up 28x year-over-year
•Increased Adjusted Net Income to $1.8 billion, up 170% year-over-year1

DETROIT, May 5, 2021 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based holding company consisting of tech-driven real estate, mortgage and eCommerce businesses – including Rocket Mortgage, Amrock, Rocket Homes and Rocket Auto – today announced results for the quarter.

Jay Farner, Rocket Companies' Vice Chairman and CEO, stated, “The combination of our technology platform and Rocket Cloud Force of highly trained professionals, continues to deliver scalability and a client experience that is unmatched. In fact, this was the sixth consecutive quarter where our team was able to double the company’s home loan volume year-over-year.

While the mortgage business continues to perform – with March producing our highest-ever purchase application volume – we also had success in our other verticals. Rocket Auto increased the number of vehicles it sold 65% compared to this time last year, Amrock achieved its highest level of closings in company history with an increase of 110% from the first quarter of 2020 and Rocket Homes increased the average monthly visitors on its website by more than 300% versus Q1 last year. Our flywheel only continues to accelerate as we look forward to the second quarter and the rest of 2021.”

First Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q1-21	Q1-20
	(Unaudited)
Total revenue, net	$4,584	$1,366
Total expenses	$1,741	$1,266
Net income	$2,777	$99

Adjusted Revenue	$4,040	$2,110
Adjusted Net Income	$1,771	$656
Adjusted EBITDA	$2,407	$922

GAAP Diluted EPS	$1.07	N/A
Adjusted Diluted EPS	$0.89	N/A

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. On August 6, 2020, Rocket Companies' stock began trading on the NYSE and it did not have any shares outstanding or calculations of earnings per share for any periods prior to this date. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q1-21	Q1-20
Select Metrics	(Unaudited)
Closed loan origination volume	$103,525	$51,704
Gain on sale margin	3.74%	3.25%
Net rate lock volume	$95,116	$56,050
Amrock closings (units)	348.8	165.9
Rocket Auto car sales (units)	13.6	8.3

First Quarter Highlights
During the first quarter of 2021, Rocket Companies:

~~•~~Grew total revenue, net, for Rocket Companies to $4.6 billion from $1.4 billion in Q1 '20 and Adjusted Revenue to $4.0 billion from $2.1 billion in Q1 '20.

•Increased net income to $2.8 billion from $0.1 billion in Q1 '20 and Adjusted Net Income to $1.8 billion from $0.7 billion in Q1 '20.

•Generated closed loan origination volume of $103.5 billion and net rate lock volume of $95.1 billion in Q1 '21, which represented improvements of 100% and 70%, respectively, as compared to Q1 '20.
•Q1 '21 represented our strongest first quarter purchase closed loan volume in company history. In addition, we achieved our highest monthly purchase application volume ever in March 2021.

•Increased gain on sale margin by 49 basis points year-over-year to 3.74%.
•Amrock, our title insurance services, property valuation, and settlement services company, generated 348,800 closings, up 110% from Q1 '20, representing the highest level of closings in Amrock's history. This record volume was the primary driver for the increase in other income in Q1 '21 to $466.1 million from $243.8 million in Q1 '20.

•Rocket Auto, our automotive retail marketplace, facilitated the sale of 13,600 auto units, up more than 5,300 units, or 65%, as compared to first quarter of 2020. Gross Merchandise Value for Q1 '21 was $360 million, which represents an annualized run rate of more than $1 billion.

Highlights
Platform Reach

•The Rocket Companies’ platform generated more than 60 million unique visitors during Q1 '21, an increase of 72% as compared to Q1 '20.
•RocketHomes.com, our home search experience, average unique monthly visitors increased more than 300% in Q1 '21 as compared to Q1 '20.
•Our net client retention rate was 91% over the 12 months ended March 31, 2021. There is a strong correlation between this metric and client lifetime value and we believe our net client retention rate is matched only by some of the best performing subscription business models in the world.

•More than 45,000 real estate agents have signed up for Rocket Pro Insight (RPI), up more than 220% from 14,000 at December 31, 2020. RPI is our digital platform providing real estate agents with real-time updates on the status of their clients' mortgages and the ability to assist in the mortgage process.

•We recently made two exciting brand announcements. Rocket Pro TPO initiated a sponsorship of the #16 Chevrolet in the Indianapolis 500. This is the first-ever entrant in the Indianapolis 500 from a team that is female-owned, female driven and largely female crewed. Rocket Mortgage also launched a new partnership with PGA Tour superstar and the 2020 Rocket Mortgage Classic winner, Bryson DeChambeau.

Product & Platform Development

•Our best in class technology platform continues to allow us to scale profitably and support life's most complex transactions as we achieved our sixth consecutive quarter with more than 100% year-over-year growth in closed loan volume.

•We expanded the roll-out of Rocket Logic, our proprietary, next generation workflow technology, beyond the initial pilot group. Loans processed through Rocket Logic consistently close faster than loans that are processed outside of this technology. During the first quarter, more than one-third of our loan volume was processed through Rocket Logic, contributing to overall turn times decreasing more than 30% in Q1 '21 compared to Q4 '20.

•Rocket Auto recently formed a strategic partnership with AutoFi, a leading software provider in the automotive retail industry with a network of more than 2,000 dealership partners. This new relationship, paired with Rocket Auto’s own proprietary platform, will enable us to facilitate a full automotive point of sale solution, including finance and insurance, and provides Rocket Auto with expanded access to crucial auto inventory to help fulfill client needs in a high-demand auto market.

Supporting Our Communities

•In March, the Gilbert Family Foundation and our partner company, the Rocket Community Fund, made a joint 10-year, $500 million dollar commitment to build economic opportunity and equity in Detroit.
•The MacArthur Foundation awarded our partner, Community Solutions, with a $100 million grant to fund Built for Zero initiative, an initiative to end veteran and chronic homelessness. Rocket Mortgage has been a lead national partner of Built for Zero since 2018.
Additional Achievements

•In April, Housingwire Tech 100 recognized Rocket Pro TPO and our subsidiaries Amrock and Nexsys Technologies as fintech trailblazers and digital leaders in mortgage and real estate.

•We recently ranked in the top 5 of Fortune's "100 Best Companies to Work For" list in 2021 and has placed in the top third of the list for 18 consecutive years.
•In April, Forbes announced that we were in the top 3 of "America's Best Employers for Diversity" list in 2021.

Second Quarter 2021 Outlook
We expect the following ranges in Q2 2021:

•Closed loan volume of between $82.5 billion and $87.5 billion.

•Net rate lock volume of between $81.5 billion and $88.5 billion.

•Gain on sale margins of 2.65% to 2.95%.

Direct-to-Consumer
In the Direct-to-Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct-to-Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct-to-Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals. Underpinned by our superior client experience, we have shown consistently high retention rates and recapture rates, which position the Company well to be the go-to choice for clients’ next refinance, purchase, personal loan, or auto transaction.

DIRECT TO CONSUMER2
($ amounts in millions)

	Q1-21	Q1-20
	(Unaudited)
Funded loan volume	$65,028	$31,691
Funded loan gain on sale margin	5.36%	4.69%
Revenue, net	$3,723	$1,043
Adjusted Revenue	$3,178	$1,786
Contribution margin	$2,160	$1,005

Partner Network
The Rocket Pro platform supports the Partner Network segment and powers mortgage solutions with a superior client experience. The Company’s two primary partnership types are marketing and influencer. Marketing partnerships are with well-known, consumer-focused companies who offer the Company’s mortgage solutions, backed with our award-winning client experience and trusted, widely recognized brand to their clients. Influencer partnerships are typically with companies that employ licensed mortgage professionals who find value in our client experience, technology and efficient mortgage process. In some cases, mortgages are not their primary offering.

PARTNER NETWORK2
($ amounts in millions)

	Q1-21	Q1-20
	(Unaudited)
Funded loan volume	$40,729	$19,332
Funded loan gain on sale margin	1.93%	0.79%
Revenue, net	$722	$235
Adjusted Revenue	$722	$235
Contribution margin	$543	$143

2 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "funded" when it is sold to investors on the secondary market. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Unaudited Condensed Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-Q for more information.

Balance Sheet and Liquidity
We remain in a strong liquidity position, with total liquidity of $8.7 billion, which includes $2.9 billion of cash on-hand, $2.8 billion of undrawn lines of credit, $0.3 billion of undrawn MSR lines, and $2.7 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	March 31, 2021	December 31, 2020
	(Unaudited)
Cash and cash equivalents	$2,865	$1,971
Mortgage servicing rights (“MSRs”), at fair value	$4,305	$2,863
Funding facilities	$14,453	$17,743
Other financing facilities and debt	$3,985	$3,678
Total equity	$8,306	$7,882

First Quarter Earnings Call
Rocket Companies will host a live conference call at 4:30 p.m. ET on May 5, 2021 to discuss its results for the quarter ended March 31, 2021. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Income
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of MSRs, net	$2,379,278	$1,286,690
Fair value of originated MSRs	1,173,164	535,419
Gain on sale of loans, net	3,552,442	1,822,109
Loan servicing income (loss)
Servicing fee income	292,361	257,093
Change in fair value of MSRs	245,921	(991,252)
Loan servicing income (loss), net	538,282	(734,159)
Interest income
Interest income	95,245	74,042
Interest expense on funding facilities	(67,844)	(39,459)
Interest income, net	27,401	34,583
Other income	466,112	243,776
Total revenue, net	4,584,237	1,366,309
Expenses
Salaries, commissions and team member benefits	842,199	683,606
General and administrative expenses	291,419	194,074
Marketing and advertising expenses	320,843	217,993
Depreciation and amortization	15,304	16,115
Interest and amortization expense on non-funding debt	35,571	33,107
Other expenses	235,731	121,135
Total expenses	1,741,067	1,266,030
Income before income taxes	2,843,170	100,279
Provision for income taxes	(65,832)	(1,232)
Net income	2,777,338	99,047
Net income attributable to non-controlling interest	(2,653,636)	(99,047)
Net income attributable to Rocket Companies	$123,702	$—

Earnings per share of Class A common stock
Basic	$1.07	N/A
Diluted	$1.07	N/A

Weighted average shares outstanding
Basic	115,673,524	N/A
Diluted	122,011,916	N/A

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$2,864,906	$1,971,085
Restricted cash	75,647	83,018
Mortgage loans held for sale, at fair value	18,825,444	22,865,106
Interest rate lock commitments (“IRLCs”), at fair value	765,215	1,897,194
Mortgage servicing rights (“MSRs”), at fair value	4,304,762	2,862,685
MSRs collateral for financing liability, at fair value	233,687	205,033
Notes receivable and due from affiliates	11,901	22,172
Property and equipment, net of accumulated depreciation and amortization of $511,934 and $497,812, respectively	232,155	211,161
Deferred tax asset, net	608,351	519,933
Lease right of use assets	227,078	238,546
Forward commitments, at fair value	909,153	20,584
Loans subject to repurchase right from Ginnie Mae	4,970,601	5,696,608
Other assets	703,377	941,477
Total assets	$34,732,277	$37,534,602
Liabilities and equity
Liabilities
Funding facilities	$14,452,672	$17,742,573
Other financing facilities and debt
Lines of credit	375,000	375,000
Senior Notes, net	2,974,177	2,973,046
Early buy out facility	635,712	330,266
MSRs financing liability, at fair value	223,756	187,794
Accounts payable	297,459	251,960
Lease liabilities	261,774	272,274
Forward commitments, at fair value	54,412	506,071
Investor reserves	93,937	87,191
Notes payable and due to affiliates	73,769	73,896
Tax receivable agreement liability	669,738	550,282
Loans subject to repurchase right from Ginnie Mae	4,970,601	5,696,608
Other liabilities	1,343,441	605,485
Total liabilities	26,426,448	29,652,446
Equity
Class A common stock, $0.00001 par value - 10,000,000,000 shares authorized, 135,574,865 and 115,372,565 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.	1	1
Class B common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of March 31, 2021 and December 31, 2020.	—	—
Class C common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of March 31, 2021 and December, 31, 2020.	—	—
Class D common stock, $0.00001 par value - 6,000,000,000 shares authorized, 1,848,879,483 and 1,869,079,483 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.	19	19
Additional paid-in capital	370,210	282,743
Retained earnings	184,939	207,422
Accumulated other comprehensive income	365	317
Non-controlling interest	7,750,295	7,391,654
Total equity	8,305,829	7,882,156
Total liabilities and equity	$34,732,277	$37,534,602

Summary Segment Results for the Three Months Ended March 31, 2021 and 2020,
($ amounts in millions)
(Unaudited)

Three Months Ended March 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue , net	$3,723	$722	$4,445	$139	$4,584
Less: Increase in MSRs due to valuation assumptions	(544)	—	(544)	—	(544)
Adjusted Revenue	$3,178	$722	$3,901	$139	$4,040
Directly attributable expenses	1,018	180	1,198	65	1,263
Contribution margin(1)	$2,160	$543	$2,702	$74	$2,776

Three Months Ended March 31, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$1,043	$235	$1,277	$89	$1,366
Plus: Decrease in MSRs due to valuation assumptions	743	—	743	—	743
Adjusted Revenue	$1,786	$235	$2,021	$89	$2,110
Directly attributable expenses	781	92	873	45	918
Contribution margin(1)	$1,005	$143	$1,148	$43	$1,192

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations

Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Total Revenue, net	$4,584	$1,366
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(544)	743
Adjusted Revenue	$4,040	$2,110

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Adjusted Net Income Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Net income attributable to Rocket Companies	$124	$—
Net income impact from pro forma conversion of Class D common shares to Class A common shares (1)	2,654	99
Adjustment to the provision for income tax (2)	(641)	(24)
Tax-effected net income (2)	2,136	76
Non-cash share-based compensation expense	42	29
Change in fair value of MSRs due to valuation assumptions (net of hedges) (3)	(544)	743
Litigation accrual (4)	15	—
Tax impact of adjustments (5)	121	(192)
Other tax adjustments (6)	1	—
Adjusted Net Income	$1,771	$656

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of March 31, 2021 and 2020.

(2) Rocket Companies, Inc. will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of RKT Holdings, LLC. The adjustment to the provision for income tax reflects the effective tax rates assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of RKT Holdings, LLC. The effective income tax rate for Adjusted Net Income was 24.87% for the three months ended March 31, 2021 and 24.82% for the three months ended March 31, 2020.

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(4) Reflects legal accrual related to a specific legal matter.

(5) Tax impact of adjustments gives effect to the income tax related to non-cash share-based compensation expense, change in fair value of MSRs due to valuation assumptions, and other non-operating items at the above described effective tax rates for each period.

(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of RKT Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except per share)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Diluted weighted average Class A Common shares outstanding	122,011,916	N/A
Assumed exchange of Class D shares (1)	1,868,855,039	N/A
Adjusted diluted weighted average shares outstanding	1,990,866,955	N/A

Adjusted Net Income	$1,771	N/A(2)
Adjusted Diluted EPS	$0.89	N/A(2)

(1) Reflects the pro forma exchange and conversion of non-dilutive Class D common stock to Class A common stock.

(2) This non-GAAP measure is not applicable for these periods, as the reorganization transactions had not yet occurred.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Net income	$2,777	$99
Interest and amortization expense on non-funding debt	36	33
Income tax provision	66	1
Depreciation and amortization	15	16
Non-cash share-based compensation expense	42	29
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(544)	743
Litigation accrual (2)	15	—
Adjusted EBITDA	$2,407	$922

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(2) Reflects legal accrual related to a specific legal matter.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as “non-GAAP measures” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

In first quarter of 2021, we revised our definition of Adjusted Net income and Adjusted EBITDA to exclude a litigation accrual that does not directly affect what we consider to be our core operating performance. Excluding these costs did not impact Adjusted Net income or Adjusted EBITDA for the comparative periods presented. From time to time in the future, we may be exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions. We define “Adjusted Net Income” as tax-effected earnings before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions, a litigation accrual, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges), share-based compensation expense, and a litigation accrual. We exclude from each of these non-GAAP revenues the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “Interest income, net”, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Any non-GAAP earnings margin is calculated by using the non-GAAP metric in question (such as Adjusted EBITDA) as the numerator and Adjusted Revenue as the denominator.

We believe that the presentation of our non-GAAP financial measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of our non-GAAP financial measures allows us to add back certain non-cash charges and deduct certain gains that are included in calculating the most comparable figures calculated under GAAP. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted EBITDA should be considered in addition to, and not as a substitute for, total revenues, net income attributable to Rocket Companies, net income (loss), and Earnings per share in accordance with U.S. GAAP as measures of performance. Our presentation of non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA are not intended as alternatives to total revenue, net income attributable to Rocket Companies or net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Rocket Companies is a Detroit-based holding company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Rocket Loans, Rocket Auto, Rock Central, Amrock, Core Digital Media, Rock Connections, Lendesk and Edison Financial. Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. Rocket Companies offers an industry-leading client experience powered by our simple, fast and trusted digital solutions. Rocket Companies has approximately 26,000 team members across the United States and Canada. Rocket Companies ranked #5 on Fortune's list of the "100 Best Companies to Work For" in 2021 and has placed in the top third of the list for 18 consecutive years. For more information, please visit our Corporate Website, Investor Relations Website, Twitter page, and our LinkedIn page.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rockcentraldetroit.com
(313) 373-3035